EXHIBIT 10.17

                               EXECUTIVE BONUS PLAN

[Date]



301 Commerce Street
Suite 600
Fort Worth, Texas  76102

Dear:

I would like to advise you of the details of Pier 1 Imports' FY ___ Incentive Plan for [Corporate Vice Presidents - Key Management]. Your challenge, as key member of the management team, is to contribute toward greater profits, increased sales and improved operating efficiencies.

We surveyed several comparable retailers when developing this year's plan. I am confident our plan's incentive targets and profitability measurements are competitive with other retailers. The basic plan design remains the same with one improvement. Beginning with the FY ___ plan, the threshold will be determined by averaging the pretax profit achieved in the last three years. This new method for establishing a threshold will provide an objective approach to determining a starting point each year.

The pretax profit measurement for the FY ___ plan excludes items extraneous from normal Pier 1 operating income such as Sunbelt, General Host and The Pier, and unusual or special gains or charges such as losses or reserves for closing unprofitable stores.

The FY ___ plan threshold is $___________, an average of the pretax profit achieved in FY ___, FY ___ and FY 9___. The plan will pay ___% of target incentives when the FY ___ pretax profit level reaches $___________ or 10% above this threshold.

Your FY ___ incentive target is based on your job grade and is expressed as a percentage of base salary. We have established incentive targets with the expectation that both superior individual performance and planned corporate financial results will be achieved. Your personal annualized incentive target for FY ___ is _____% of your base salary. You must be actively employed by Pier 1 Imports (U.S.), Inc. as of the last day of FY ___ to be eligible for an incentive payment. Final individual amounts may be more or less than the target depending on the actual overall corporate financial results. A performance rating of at least "fully competent" is required to be eligible for the full target percent.

The plan will pay ___% of target incentives when the FY ___ pretax profit plan, $_________, is met. This plan allows Vice Presidents to achieve up to 150% [Key Management - 125%] of their target incentive depending on FY ___ pretax profit. To do so will take a great team effort! Attached is an incentive projection that illustrates how the plan works. As you can see, higher pretax earnings mean greater incentive awards.

Please sign this letter and return it to Mitch Weatherly, Senior Vice President of Human Resources, to acknowledge that you have read and thoroughly understand this plan and the conditions precedent upon your receipt of any incentive payments.

Sincerely,


Marvin J. Girouard
President



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